Exhibit 10.60

CAREFUSION CORPORATION

PERFORMANCE STOCK UNITS AGREEMENT

On [grant date] (the “Grant Date”), CareFusion Corporation, a Delaware corporation (the “Company”), has awarded to [employee name] (“Awardee”) a targeted number of [# of shares] (the “Target Number”) Performance Stock Units (the “Performance Stock Units” or “Award”) to be calculated and determined as discussed below. Each Performance Stock Unit will represent an unfunded and unsecured promise of the Company to deliver shares of common stock, par value $0.01 per share, of the Company (the “Shares”) to Awardee as set forth herein. Each Performance Stock Unit will be subject to forfeiture until the date such Performance Stock Unit vests pursuant to Paragraph 1 of this Agreement. The Performance Stock Units have been granted pursuant to the CareFusion Corporation 2009 Long-Term Incentive Plan (the “Plan”), and shall be subject to all provisions of the Plan, which are incorporated herein by reference, and shall be subject to the provisions of this Agreement. Capitalized terms used in this Agreement that are not specifically defined will have the meanings ascribed to such terms in the Plan.

1. Vesting. The Performance Stock Units will vest on the achievement of specific performance goals, as set forth in Appendix A of this Agreement (the “Performance Measure”). For any Performance Stock Unit to vest, the Performance Measure must equal or exceed the designated performance target level that is specified in Appendix A of this Agreement (the “Performance Target”).

(a) The Performance Stock Units shall vest as follows:

(i) If the Performance Measure with respect to the two-year period ending at the completion of fiscal year 2011 (the “First Period”) equals or exceeds the Performance Target, then Awardee shall vest in a number of Performance Stock Units equal to 150% of the Target Number.

(ii) If the Performance Measure with respect to the First Period does not equal or exceed the Performance Target, but the Performance Measure with respect to the two-year period ending at the completion of fiscal year 2012 (the “Second Period”) equals or exceeds the Performance Target, then Awardee shall vest in a number of Performance Stock Units equal to 100% of the Target Number.

(iii) If the Performance Measure with respect to the First Period and the Second Period does not equal or exceed the Performance Target, but the Performance Measure with respect to the two-year period ending at the completion of fiscal year 2013 (the “Third Period,” and each of the First Period, the Second Period and the Third Period, a “Performance Period”) equals or exceeds the Performance Target, then Awardee shall vest in a number of Performance Stock Units equal to 50% of the Target Number.

(iv) If the Performance Measure does not equal or exceed the Performance Target with respect to the First Period, the Second Period or the Third Period, then Awardee shall forfeit all Performance Stock Units granted hereunder.

Notwithstanding the foregoing, in the event of a Change of Control prior to Awardee’s Termination of Employment, the Performance Target shall be deemed achieved and Awardee shall vest in a number of Performance Stock Units equal to (i) 150% of the Target Number if such Change of Control occurs during the First Period, (ii) 100% of the Target Number if such Change of Control occurs during the Second Period and the Performance Measure with respect to the First Period does not equal or exceed the Performance Target and (iii) 50% of the Target Number if such Change of Control occurs during the Third Period and the Performance Measure with respect to the First Period and the Second Period does not equal or exceed the Performance Target.

(b) The Company will determine whether the Performance Target is achieved with respect to the First Period, the Second Period and the Third Period after the end of fiscal year 2011, fiscal year 2012 and fiscal year 2013, respectively.

2. Transferability. The Performance Stock Units shall not be transferable.

3. Termination of Employment.

(a) General. Except as set forth below, if a Termination of Employment of Awardee occurs prior to any portion of the Performance Stock Units vesting, all outstanding Performance Stock Units shall be forfeited by Awardee.

(b) Termination of Employment by Reason of Death or Disability. If a Termination of Employment of Awardee occurs by reason of death or Disability prior to any portion of the Performance Stock Units vesting, but at least six (6) months from the Grant Date, (i) if such Termination of Employment occurs during the First Period or Second Period, then the Performance Stock Units shall immediately vest in a number of Performance Stock Units equal to 100% of the Target Number multiplied by a fraction, the numerator of which is the number of complete months that have elapsed from the beginning of the First Period until the date on which the Termination of Employment occurs and the denominator of which is 36; and (ii) if such Termination of Employment occurs during the Third Period, then the Performance Stock Units shall immediately vest in a number of Performance Stock Units equal to 50% of the Target Number multiplied by a fraction, the numerator of which is the number of complete months that have elapsed from the beginning of the First Period until the date on which the Termination of Employment occurs and the denominator of which is 48.

(c) Termination of Employment by Reason of Retirement. If, prior to any portion of the Performance Stock Units vesting, but at least six (6) months from the Grant Date, a Termination of Employment of Awardee occurs by reason of Retirement, then any unvested Performance Stock Units shall not be forfeited, and Awardee shall receive the Shares corresponding with any vested Performance Stock Units in accordance with the provisions of Paragraph 6. For purposes of this Agreement and this Award under the Plan, “Retirement” shall mean Awardee’s (i) attaining age fifty-five (55) and (ii) having at least ten (10) years of continuous service with the with the Company or Cardinal Health, Inc. and their Affiliates, including service with an Affiliate of the Company or Cardinal Health, Inc. prior to the time that such Affiliate became an Affiliate of the Company or Cardinal Health, Inc. For purposes of the age and/or service requirement, the Administrator may, in its discretion, credit a Participant with additional age and/or years of service.

4. Triggering Conduct/Competitor Triggering Conduct. As used in this Agreement, “Triggering Conduct” shall include the following: disclosing or using in any capacity other than as necessary in the performance of duties assigned by the Company and its Affiliates (the “CareFusion Group”) any confidential information, trade secrets or other business sensitive information or material concerning the CareFusion Group; violation of Company policies, including but not limited to conduct which would constitute a breach of any certificate of compliance or similar attestation/ certification signed by Awardee; directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is an employee, representative, officer or director of the CareFusion Group at any time within the 12 months prior to Awardee’s Termination of Employment; any action by Awardee and/or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the CareFusion Group and any of its customers, potential customers, vendors and/or suppliers that were known to Awardee; and breaching any provision of any employment or severance agreement with a member of the CareFusion Group. As used in this Agreement, “Competitor Triggering Conduct” shall include, either during Awardee’s employment or within one year following Awardee’s Termination of Employment, accepting employment with, or serving as a consultant or advisor or in any other capacity to, an entity that is in competition with the business conducted by any member of the CareFusion Group (a “Competitor”), including, but not limited to, employment or another business relationship with any Competitor if Awardee has been introduced to trade secrets, confidential information or business sensitive information during Awardee’s employment with the CareFusion Group and such information would aid the Competitor because the threat of disclosure of such information is so great that, for purposes of this Agreement, it must be assumed that such disclosure would occur.

5. Special Forfeiture/Repayment Rules. For so long as Awardee continues as an Employee with the CareFusion Group and for three years following Termination of Employment regardless of the reason, Awardee agrees not to engage in Triggering Conduct. If Awardee engages in Triggering Conduct during the time period set forth in the preceding sentence or in Competitor Triggering Conduct during the time period referenced in the definition of “Competitor Triggering Conduct” set forth in Paragraph 4 above, then Awardee shall, within 30 days following written notice from the Company, pay to the Company an amount equal to (x) the aggregate gross gain realized or obtained by Awardee resulting from the settlement of all Performance Stock Units pursuant to Paragraph 6 hereof (measured as of the settlement date (i.e., the market value of the Performance Stock Units on such settlement date)) that have already been settled and that had vested at any time within three years prior to the Triggering Conduct (the “Look-Back Period”), minus (y) $1.00. If Awardee engages only in Competitor Triggering Conduct, then the Look-Back Period shall be shortened to exclude any period more than one year prior to Awardee’s Termination of Employment, but including any period between the time of Termination of Employment and engagement in Competitor Triggering Conduct. Awardee may be released from Awardee’s obligations under this Paragraph 5 if and only if the Administrator (or its duly appointed designee) authorizes, in writing and in its sole discretion, such release. Nothing in this Paragraph 5 constitutes a so-called “noncompete” covenant. This Paragraph 5 does, however, prohibit certain conduct while Awardee is associated with the CareFusion Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by this Agreement under certain circumstances, including, but not limited to, Awardee’s acceptance of employment with a Competitor. Awardee agrees to provide the Company with at least 10 days written notice prior to directly or indirectly accepting employment with, or serving as a consultant or advisor or in any other capacity to, a Competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this Paragraph 5 and Awardee’s continuing obligations contained herein. No provisions of this Agreement shall diminish, negate or otherwise impact any separate noncompete or other agreement to which Awardee may be a party, including, but not limited to, any certificate of compliance or similar attestation/certification signed by Awardee; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Awardee contained in this Agreement, the provisions of this Agreement shall take precedence and such other inconsistent provisions shall be null and void. Awardee acknowledges and agrees that the restrictions contained in this Agreement are being made for the benefit of the Company in consideration of Awardee’s receipt of the Performance Stock Units, in consideration of employment, in consideration of exposing Awardee to the Company’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Awardee further acknowledges that the receipt of the Performance Stock Units and execution of this Agreement are voluntary actions on the part of Awardee and that the Company is unwilling to provide the Performance Stock Units to Awardee without including the restrictions and covenants of Awardee contained in this Agreement. Further, the parties agree and acknowledge that the provisions contained in Paragraphs 4 and 5 are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made.

6. Payment. (a) Subject to the provisions of Paragraphs 4 and 5 of this Agreement and Paragraphs 6(b), (c) and (d) and unless Awardee makes an effective election to defer receipt of the Shares represented by the Performance Stock Units, on the date that any Performance Stock Unit vests (the “Vesting Date”), Awardee shall be entitled to receive from the Company (without any payment on behalf of Awardee other than as described in Paragraph 10) the Shares represented by such Performance Stock Unit, including in the case that a Termination of Employment of Awardee occurs by reason of Retirement. Elections to defer receipt of the Shares beyond the date of settlement provided herein may be permitted in the discretion of the Administrator pursuant to procedures established by the Administrator in compliance with the requirements of Section 409A of the Code.

(b) Death. Notwithstanding anything herein to the contrary, in the event that any Performance Stock Units vest as a result of Awardee’s Termination of Employment due to death, Awardee shall be entitled to receive the corresponding Shares of such Performance Stock Units from the Company on the date of such vesting.

(c) Disability. Notwithstanding anything herein to the contrary, if any Performance Stock Units vest as a result of the occurrence of a Termination of Employment due to Disability under circumstances where such occurrence would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Code Section 409A applies to such distribution, Awardee shall be entitled to receive the corresponding Shares of such Performance Stock Units from the Company on the final day of the applicable Performance Period in which the Termination of Employment due to Disability.

(d) Change of Control. Notwithstanding anything herein to the contrary, if any Performance Stock Units vest as a result of the occurrence of a Change of Control under circumstances where such occurrence would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Code Section 409A applies to such distribution, Awardee shall be entitled to receive the corresponding Shares of such Performance Stock Units from the Company on the final day of the applicable Performance Period in which the Change of Control occurs.

7. Dividend Equivalents. Awardee shall not be entitled to receive any cash dividends on the Performance Stock Units. However, cash payments on each cash dividend payment date with respect to the Shares with a record date prior to a Vesting Date shall be accrued until the Vesting Date and paid thereon (subject to the same vesting requirements as the underlying Performance Stock Units award).

8. Right of Set-Off. By accepting these Performance Stock Units, Awardee consents to a deduction from, and set-off against, any amounts owed to Awardee that are not treated as “non-qualified deferred compensation” under Section 409A of the Code by any member of the CareFusion Group from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the CareFusion Group by Awardee under this Agreement.

9. No Stockholder Rights. Awardee shall have no rights of a stockholder with respect to the Performance Stock Units, including, without limitation, any right to vote the Shares represented by the Performance Stock Units.

10. Withholding Tax.

(a) Generally. Awardee is liable and responsible for all taxes owed in connection with the Performance Stock Units (including taxes owed with respect to any cash payments described in Paragraph 7 hereof), regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Performance Stock Units. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant or vesting of the Performance Stock Units or the subsequent sale of Shares issuable upon settlement of the Performance Stock Units. The Company does not commit and is under no obligation to structure the Performance Stock Units to reduce or eliminate Awardee’s tax liability.

(b) Payment of Withholding Taxes. Prior to any event in connection with the Performance Stock Units (e.g., vesting or settlement) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), Awardee is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Unless Awardee elects to satisfy the Tax Withholding Obligation by an alternative means that is then permitted by the Company, Awardee’s acceptance of this Agreement constitutes Awardee’s instruction and authorization to the Company to retain on Awardee’s behalf the number of Shares from those Shares issuable to Awardee under the Award as the Company determines to be sufficient to satisfy the Tax Withholding Obligation as owed when any such obligation becomes due. The value of any Shares retained for such purposes shall be based on the Fair Market Value, as the term is defined in the Plan, of the Shares on the date of vesting of the Performance Stock Units. To the extent that the Company retains any Shares to cover the Tax Withholding Obligation, it will do so at the minimum statutory rate, but in no event shall such amount exceed the minimum required by applicable law and regulations. The Company shall have the right to deduct from all cash payments paid pursuant to Paragraph 7 hereof the amount of any taxes which the Company is required to withhold with respect to such payments.

11. Governing Law/Venue for Dispute Resolution/Costs and Legal Fees. This Agreement shall be governed by the laws of the State of Delaware, without regard to principles of conflicts of law, except to the extent superceded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Delaware bear a substantial relationship to the parties and/or this Agreement and that the Performance Stock Units and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Delaware. In addition, all legal actions or proceedings relating to this Agreement shall be brought exclusively in state or federal courts located in the State of Delaware and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. Awardee acknowledges that the covenants contained in Paragraphs 4 and 5 of this Agreement are reasonable in nature, are fundamental for the protection of the Company’s legitimate business and proprietary interests, and do not adversely affect Awardee’s ability to earn a living in any capacity that does not violate such covenants. The parties further agree that in the event of any violation by Awardee of any such covenants, the Company will suffer immediate and irreparable injury for which there is no adequate remedy at law. In the event of any violation or attempted violations of the restrictions and covenants of Awardee contained in this Agreement, the CareFusion Group shall be entitled to specific performance and injunctive relief or other equitable relief, including the issuance ex parte of a temporary restraining order, without any showing of irreparable harm or damage, such irreparable harm being acknowledged and admitted by Awardee, and Awardee hereby waives any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to any other rights and remedies afforded the CareFusion Group hereunder or by law. In the event that it becomes necessary for the CareFusion Group to institute legal proceedings under this Agreement, Awardee shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

12. Action by the Administrator. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Administrator. The parties agree to be bound by the decisions of the Administrator with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Administrator may delegate its functions under this Agreement to an officer of the CareFusion Group designated by the Administrator (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Administrator or its designee may rely upon documents, written statements of the parties or such other material as the Administrator or its designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Administrator or its designee and that any decision of the Administrator or its designee relating to this Agreement, including, without limitation, whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, shall be final and binding unless such decision is arbitrary and capricious.

13. Prompt Acceptance of Agreement. The Performance Stock Unit grant evidenced by this Agreement shall, at the discretion of the Administrator, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Awardee by indicating Awardee’s acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.

14. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Stock Unit grant under and participation in the Plan or future Performance Stock Units that may be granted under the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of Performance Stock Unit grants and the execution of Performance Stock Unit agreements through electronic signature.

15. Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Awardee to the Company will be in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

CareFusion Corporation

3750 Torrey View Court

San Diego, CA 92130

Attention: General Counsel

Facsimile: 858-617-2300

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Awardee.

16. Employment Agreement, Offer Letter or Other Arrangement. To the extent a written employment agreement, offer letter or other arrangement (“Employment Arrangement”) that was approved by the Human Resources and Compensation Committee or the Board of Directors or that was approved in writing by an officer of the Company pursuant to delegated authority of the Human

Resources and Compensation Committee provides for greater benefits to Awardee with respect to vesting of the Award on Termination of Employment than provided in this agreement or in the Plan, then the terms of such Employment Arrangement with respect to vesting of the Award on Termination of Employment by reason of such specified events shall supersede the terms hereof to the extent permitted by the terms of the Plan.

CAREFUSION CORPORATION

By:

Its:

ACCEPTANCE OF AGREEMENT

Awardee hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this agreement, and represents that he or she is familiar with and understands all provisions of the Plan and this agreement; (b) voluntarily and knowingly accepts this Agreement and the Performance Stock Units granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement, including the provisions in the Agreement regarding “Triggering Conduct/Competitor Triggering Conduct” and “Special Forfeiture/Repayment Rules” set forth in Paragraphs 4 and 5 above; (c) acknowledges previously accepting, and voluntarily and knowingly accepts, the terms of the equity awards of the Company and/or Cardinal Health, Inc. that Awardee received in connection with the spin-off of the Company from Cardinal Health, Inc., subject to all the provisions of the applicable equity incentive plan(s) under which the award(s) was granted; and (d) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement. Awardee further acknowledges receiving a copy of the Company’s most recent annual report to stockholders and other communications routinely distributed to the Company’s stockholders and a copy of the Plan Prospectus dated [date of Plan Prospectus] pertaining to the Plan.

Awardee’s Signature

Date

APPENDIX A

Awardee:		Target Number:

Performance Measure and Performance Target:	Company’s two-year average of cash flow = $[ ]	Date of Grant:

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